Exhibit 4.2

Linde plc

3.000% EUR 750,000,000 Unsecured Notes due 2033

Indicative Terms & Conditions

Issuer:	Linde plc

Issuer LEI:	5299003QR1WT0EF88V51

Issuer Ratings:	A2 (stable) / A (stable) by Moody’s / S&P

Issue Rating:	A2 / A by Moody’s / S&P

Form of the Notes:	Bearer form; Notes are issued as New Global Notes and are initially represented by a Temporary Global Note which is exchangeable for a Permanent Global Note

Status of the Notes:	Senior, unsecured

Currency:	Euro (“EUR”)

Notional Amount:	EUR 750,000,000

Trade Date:	10 February 2025

Settlement Date:	18 February 2025 (T+6)

Maturity Date:	18 February 2033

First Coupon Date:	18 February 2026

Term of Notes:	8 years

Spread over EUR-MS:	+80 bps

EUR-MS Rate (p.a.):	2.255%%

Re-offer yield (p.a.):	3.055%

Coupon (p.a.):	3.000% per year

Issue / Re-offer Price:	99.615% of the Notional Amount

Redemption:	100%

Fees:	18.5 bps of the Notional Amount as base fee (to be deducted from the issue proceeds) (the “Base Fee”) distributed to the Bookrunners and Co-Leads

5 bps of the Notional Amount as discretionary fee (the “Discretionary Fee”) distributed to Citigroup, BofA Securities and Mizuho

All-in Price:	99.380% of the Notional Amount

Net Proceeds:	EUR 745,350,000

Benchmark Bund:	DBR 2.300% due February 15, 2033

Benchmark Price:	100.340%

Re-offer spread vs. Benchmark: +80.2 bps

Business Days:	T2 plus Clearing System

Interest Rate Provisions:	Act/Act (ICMA) Day Count Fraction, payable annually in arrears on 18 February each year

Business Day Convention:	Following unadjusted

Denominations:	EUR 100,000

Tax Call:	Applicable

Make-whole Call:	Applicable at the yield of the Benchmark Bund plus 15 bps

3 month Par Call:	Applicable

Change of Control Put:	Holder put at par upon a change of control

Clean-up Call:	Applicable (75%)

Documentation:	Under Linde’s debt issuance programme dated 8 May 2024, supplemented on 4 November 2024 and 7 February 2025

Use of Proceeds:	General corporate purposes

Governing Law:	German

Target Market (MIFID II and UK MiFIR product governance):	Eligible counterparties and professional clients only (all distribution channels). No EEA PRIIPs or UK PRIIPs. No sales to retail in the EEA or the UK

Listing:	EuroMTF of the Luxembourg Stock Exchange

Selling Restrictions:	Reg S and as per the base prospectus of Linde’s debt issuance programme dated 8 May 2024, supplemented on 4 November 2024 and 7 February 2025 (the “Prospectus”)

Clearing System:	Clearstream Banking Luxembourg / Euroclear

Security Codes:	ISIN: XS3000977317/ Common Code: 300097731

Paying Agent:	Deutsche Bank

Calculation Agent:	The Calculation Agent shall be an independent bank of international standing or an independent financial adviser with relevant expertise, selected by the Issuer

Bookrunners:	Citigroup, BofA Securities, Mizuho (Active)

JPMorgan, TD Securities (Passive)

Co-Leads:	Bank of China, BBVA, Santander, Standard Chartered Bank (Senior) ANZ Securities, Bradesco BBI, Crédit Agricole CIB, Siebert Williams Shank, Truist Securities, Westpac (Junior)

Advertisements:	This communication is not an advertisement for the purposes of Regulation (EU) 2017/1129 and underlying legislation. It is not a prospectus. The Prospectus and any supplements are available, and the final terms, when published, will be available at https://www.luxse.com/. The Prospectus and the final terms do not constitute a prospectus within the meaning of Regulation (EU) 2017/1129.